News Release


Contacts
Media
Jim Kerr, Unisys, 215-986-5795
jim.kerr@unisys.com

Brad Bass, Unisys, 703-439-5887
brad.bass@unisys.com

Investors
Jack McHale, Unisys, 215-986-6050
jack.mchale@unisys.com



UNISYS COMMENTS ON TSA DOWN-SELECT DECISION

Company states it is reviewing options for response

BLUE BELL, Pa., June 30, 2008 - Unisys Corporation (NYSE: UIS) today released the following statement regarding the decision by the US Transportation Security Administration (TSA) that it had not selected Unisys to continue on to Phase 2 of the procurement for TSA's Information Technology Infrastructure Program (ITIP) contract:

"We are proud of our work on behalf of TSA and the American public," said Greg Baroni, president, Unisys Federal Systems. "Our performance on the current TSA program is excellent. We are meeting our performance baselines in all 18 service-level agreements on the contract, and are exceeding them in 13 of those areas. Clearly, given this level of demonstrated performance, we are surprised and disappointed by the selection committee's decision. We are now reviewing our options."

Unisys began working for TSA shortly after the agency was established and was instrumental in creating and managing the IT infrastructure that enabled the TSA to be mission-ready by November 2002. Since then, Unisys has supported TSA in its efforts to improve the protection of passengers, cargo, people and physical assets at US airports.

"Unisys Federal Systems has a robust business pipeline," Baroni added. "We maintain a broad footprint throughout the federal government, delivering solutions and services that touch many defense and civilian agencies."

In the first half of 2008, Unisys has been awarded dozens of major federal government contracts with more than 20 government agencies including the Department of Homeland Security, Department of Justice, FBI, Department of Health and Human Services, the Social Security Administration, NASA, General Services Administration, US House of Representatives and Department of Defense, as well as several organizations in the Intelligence Community.


About Unisys
Unisys is a worldwide information technology services and solutions company. We provide consulting, systems integration, outsourcing and infrastructure services, combined with powerful enterprise server technology. We specialize in helping clients use information to create efficient, secure business operations that allow them to achieve their business goals. Our consultants and industry experts work with clients to understand their business challenges and create greater visibility into critical linkages throughout their operations. For more information, visit www.unisys.com.

Forward-Looking Statements
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. In particular, agreements with government entities are terminable before the end of their terms and are subject to the availability of appropriated funds. Moreover, pipeline references are subject to change as government entities vary their procurement plans and Unisys refines its bidding strategies. Additional discussion of factors that could affect Unisys future results is contained in periodic filings with the Securities and Exchange Commission.
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RELEASE NO.: 0630/8889

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.